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Former Consumer Financial Protection Bureau Regulator Joins Board at Customers Bancorp

West Reading, PA (August 25, 2022) - Customers Bancorp, Inc. (NYSE: CUBI), the parent company of Customers Bank (collectively, “Customers”), has appointed Raj Date, Managing Partner of Fenway Summer LLC, a Washington DC-based investment and advisory firm and the first-ever Deputy Director of the U.S. Consumer Financial Protection Bureau (CFPB), to the Board of the holding company and bank.

Customers Bancorp is a digital-forward financial services provider that has made use of extensive partnerships with fintechs to deliver more than 350,000 Paycheck Protection Program loans during the pandemic and launch a blockchain-based instant payment system that has about 250 crypto industry firms among its clients. Fenway Summer focuses on early-stage financial services and fintech opportunities. Date is also the co-founder of FS Vector, an advisory firm that counsels fintech companies on regulatory strategy, compliance, and public policy.

“Raj Date is a tremendous and multi-talented addition to our Board of Directors,” said Customers Bancorp Chair & CEO Jay Sidhu. “He understands the nature of our business model and how it is changing, and the dynamic public policy context in which we operate.”

“Congress and financial regulators are grappling with difficult public policy issues including the impact of high inflation and rising interest rates; climate change-related risk; and the global use of digital assets including crypto assets, stablecoins, and central bank digital currencies. We recognized the need for expertise among our directors and are so pleased that Raj Date has agreed to join us,” added Sidhu.

As the CFPB’s second-ranking official, Date helped steward the CFPB’s strategy, its operations, and its policy agenda. He also served on the senior staff committee of the Financial Stability Oversight Council, and as a statutory deputy to the FDIC Board. Before being appointed Deputy Director, Date acted as the interim leader of the new agency, serving as the Special Advisor to the Secretary of the Treasury. He led the CFPB for most of the first six months after its launch.

"I am excited to be joining the dynamic leadership of this fast-growing and innovative financial services institution,” said Date. “Customers Bank is at the forefront of global financial services evolution and is re-inventing the concept of a regional community bank.”

Since his return to the private sector, Date chairs the investment committee of Fenway Summer Ventures, a specialist fintech venture capital firm, and is a general partner of Crossbeam Venture Partners, which focuses on new internet economies. He serves as a director for a number of innovative firms in financial services, including Green Dot, a technology-driven consumer bank; Linden Labs, the metaverse pioneer; and Circle, a global provider of crypto infrastructure.

Before his time in public policy, Date was a Managing Director in the Financial Institutions Group at Deutsche Bank Securities, where he led the firm’s investment banking coverage for the largest U.S.-based banks and thrifts. Before that, Date was Senior Vice President for Corporate Strategy and Development at Capital One Financial, where he led M&A development efforts across the U.S. banking and specialty finance markets. He began his business career in the financial institutions practice of the consulting firm McKinsey & Company. He has also served as an attorney in both private practice and government service.

Date is a graduate of the College of Engineering at the University of California at Berkeley (highest honors) and the Harvard Law School (magna cum laude).

Date was appointed as a Class I Director and will stand for election by shareholders for a full three-year term at the 2024 Annual Meeting. Date will serve on the Board Compliance and Risk Committees. More about Customers Bancorp’s governance is available at: https://www.customersbank.com/investor-relations/governance-documents/

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Corporate Overview
Customers Bancorp, Inc. (NYSE:CUBI) is a bank holding company located in West Reading, Pennsylvania engaged in banking and related businesses through its bank subsidiary, Customers Bank, a full-service bank with $20.3 billion in assets at June 30, 2022. A member of the Federal Reserve System with deposits insured by the Federal Deposit Insurance Corporation, Customers Bank is an equal opportunity lender that provides a range of banking and lending services to small and medium-sized businesses, professionals, individuals, and families. Services and products are available wherever permitted by law through mobile-first apps, online portals, and a network of offices and branches. Customers Bank provides blockchain-based digital payments via the Customers Bank Instant Token™ (CBITTM) which allows clients to make real-time payments in US dollars, 24 hours a day, 7 days a week, 365 days a year.